Mr.  Rod  J.  McDonald
January  18,  2005
Page  2

     By  Facsimile  and  Regular  Mail
     ---------------------------------

January  18,  2005

Mr.  Rod  J.  McDonald
Secretary  and  General  Counsel
Pizza  Inn,  Inc.
3551  Plano  Parkway
The  Colony,  TX  75056

Re:     Pizza  Inn,  Inc.  (the  "Company")
     Nasdaq  Symbol:  PZZI

Dear  Mr.  McDonald:

On January 18, 2005, the Company notified Staff of Mr. Robert B. Page's appointment as Acting Chief Executive Officer of the Company and his resignation from the Company's audit committee on January 4, 2005. As such, the Company no longer complies with Nasdaq's audit committee requirements as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rule 4350(d)(4), the Company will be provided a cure period until the earlier of the Company's next annual shareholders' meeting or January 4, 2006, in order to regain compliance. The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K may require disclosure of the receipt of this notification letter within four business days. Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws.

In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company
                                                    --------------
will  be  included  in  this  list  commencing  on  or  after  January 25, 2005.

If  you  have  any  questions,  please  contact  me  at  (301)  978-8034.

Sincerely,



W.  Wayne  Bush,  CFA
Lead  Analyst
Nasdaq  Listing  Qualifications


See,  SEC  Release  No.  34-49424.